Exhibit 5.1

Dave Johnson Executive Vice President General Counsel

March 9, 2007

International Game Technology

9295 Prototype Drive

Reno, Nevada 89521

Re:                   Registration of Securities of International Game Technology

Ladies and Gentlemen:

I am the general counsel to International Game Technology, a Nevada corporation (the “Company”), and have acted as counsel in connection with the issuance of $900,000,000 in aggregate principal amount of 2.60% Convertible Debentures due December 15, 2036 (the “Debentures”), convertible into common stock, par value $0.00015625 per share (the “Common Stock”) of the Company, under an indenture dated December 20, 2006 (the “Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and the registration for resale of the Debentures and the shares of Common Stock issuable upon conversion of such Debentures (the “Shares”) pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”) filed with the Securities and Exchange Commission (the “Commission”) on March 9, 2007 (the “Registration Statement”). I am providing this opinion to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus included therein, other than as to the enforceability of the Debentures.

In my capacity as such counsel, I have examined originals or copies of those corporate and other records and documents I considered appropriate, including the Indenture and the Registration Statement. As to relevant factual matters, I have relied upon, among other things, factual representations in certificates of the officers of the Company. In making my examination, I have assumed that all signatures on documents examined by me are genuine, all documents submitted to me as originals are authentic and complete, and all documents submitted to me as certified or photostatic copies conform to the originals thereof.

On the basis of such examination, my reliance upon the assumptions in this opinion and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that:

International Game Technology

General Counsel

9295 Prototype Drive, Reno, NV 89521-8986

www.IGT.com

(i) the execution, delivery and issuance of the Debentures have been duly authorized by all necessary corporate action on the part of the Company and the certificate representing the Debentures has been duly executed and delivered by the Company; and

(ii) the Shares have been duly authorized and reserved for issuance by all necessary corporate action on the part of the Company and, upon conversion of the Debentures and delivery of the Shares in accordance with the Indenture, the Shares will be validly issued, fully paid, and non-assessable.

I am a member of the bar of the State of Nevada and do not express any opinion as to laws other than those of the State of Nevada. I express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion furnished by me as general counsel for the Company is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. I consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ David D. Johnson
David D. Johnson, Esq.